Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact:
WEDNESDAY, OCTOBER 16, 2013	Robert Jordheim
EVP and CFO

Wendy Crites Wacker, APR
Global Communications
Phone (386) 418-8888

RTI SURGICAL™ ANNOUNCES PRELIMINARY THIRD QUARTER 2013 REVENUES

Earnings Release Set for Oct. 29, 2013

Company Announces New Allograft Distribution Agreement

with Medtronic for Spinal Surgeries

ALACHUA, Fla. (Oct. 16, 2013) – RTI Surgical Inc. (RTI) (Nasdaq: RTIX), a global surgical implant company, announced today preliminary revenue results for the third quarter ended Sept. 30, 2013. The company expects to report total revenues of approximately $54.7 million, as compared to the company’s prior guidance of $59 million to $61 million.

“Our revenues came in lower than projected due to several factors including uncertainties surrounding when the Food and Drug Administration (FDA) would provide a close-out to the warning letter that we received in October 2012, a slower than expected ramp in our new direct surgical specialties business, lower than expected volumes in our spine business and lower than projected revenues in our international business due to shortages in tissue supply,” said Brian K. Hutchison, president and chief executive officer of RTI. “We are working diligently to rebuild business that was lost in the first half of the year and gain new customers. We have made progress on integrating the Pioneer business and are in the early stages of realizing cross distribution opportunities. We are confident we are headed in the right direction for long term success.”

RTI will release full financial results from the third quarter 2013 as well as update guidance for full year 2013 on Tuesday, Oct. 29, 2013 prior to the market open.

The company will host a conference call and simultaneous audio webcast to discuss third quarter 2013 results at 8:30 a.m. EDT the same day. The conference call can be accessed by dialing (877) 383-7419 (U.S.) or (760) 666-3754 (International). The webcast can be accessed through the investor section of RTI’s website at www.rtix.com. A replay of the conference call will be available on RTI’s website for one month following the call.

Distribution Agreement with Medtronic

In addition, RTI announced today that it has entered into a new agreement with Medtronic Sofamor Danek USA, Inc. (MSD) to process allograft implants for use in spinal surgeries.

The initial term of the agreement runs until Dec. 31, 2017 with two five year extensions available through 2027. The terms of the agreement are substantially equivalent to the previous agreement between the two companies, which was set to expire June 2014, and include transfer fee structures and intellectual property rights for spinal allograft distribution.

With this new agreement, RTI will continue its long-term relationship with MSD to effectively and efficiently meet their demand, as well as maximize the gift of human donated tissue to help more patients in need.

“We have had a long relationship with Medtronic from the earliest days of our company, and we look forward to working together to deliver safe, high quality allograft implants for use in spinal surgeries for many years to come,” said Brian K. Hutchison, RTI president and CEO.

About RTI Surgical, Inc.

RTI Surgical is a leading global surgical implant company providing surgeons with safe biologic, metal and synthetic implants. Committed to advancing science, safety and innovation, RTI’s implants are used in sports medicine, general surgery, spine, orthopedic, trauma and cardiothoracic procedures and are distributed in nearly 50 countries. RTI is headquartered in Alachua, Fla., and has four manufacturing facilities throughout the U.S. and Europe. RTI is accredited in the U.S. by the American Association of Tissue Banks and is a member of AdvaMed. For more information, please visit www.rtix.com.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, except for historical information, any statements made in this communication about anticipated financial results, growth rates, new product introductions, future operational improvements and results or regulatory actions or approvals or changes to agreements with distributors also are forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the U.S. Securities and Exchange Commission (SEC). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s website at www.rtix.com or the SEC’s website at www.sec.gov.